FIRST AMENDMENT TO THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF INVESTMENT GRADE R.E. INCOME FUND, L.P.

This First Amendment to Third Amended and Restated Limited Partnership Agreement of Investment Grade R.E. Income Fund, L.P. (this "Amendment") is effective as of May 20, 2021.

RECITALS

A. Investment Grade R.E. Income Fund, L.P., a Delaware limited partnership (the "Company") filed its Certificate of Formation with the Delaware Secretary of State on September 27, 2019.

B. The Company is governed by that certain Third Amended and Restated Limited Partnership Agreement of Investment Grade R.E. Income Fund, L.P. (the "Agreement") effective as of January 10, 2020. Capitalized terms used herein and not otherwise defined shall have the meaning given to such terms in the Agreement.

C. The Partners of the Company wish to make certain amendments to the Agreement pursuant to Section 18.9 of the Agreement in order to extend the term of the Company, as hereinafter provided.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in consideration of the above recitals, the parties agree as follows:

1. Term. Section 3.1 of the Agreement is hereby deleted in its entirety and restated as follows:

> "3.1 ***Commencement***. The Partnership term shall begin on the later of the date the Certificate is filed with the Secretary of State, or the date of this Agreement and continue until December 31, 2035 unless earlier dissolved in accordance with Section 3.2 below."

2. Entire Understanding; No Other Modification. The Agreement and this Amendment set forth the entire agreement and understanding of the parties hereto with respect to the subject matter contemplated thereby and hereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof. Except as modified by this Amendment, the Agreement remains in full force and effect.

3. Miscellaneous. This Amendment shall bind, and shall inure to the benefit of, the successors and assigns of the parties. This document may be executed in counterparts with the same force and effect as if the parties had executed one instrument, and each such counterpart shall constitute an original hereof. No provision of this Amendment that is held to be inoperative, unenforceable or invalid shall affect the remaining provisions, and to this end all provisions hereof

are hereby declared to be severable. This Amendment shall be governed and construed in accordance with the laws of the State of California without regard to principles of conflicts of laws.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

IGRE CAPITAL HOLDINGS, LLC,
a California limited liability company

05/20/2021

By: ______________________
Name: William Levy
Title: Manager